Exhibit 99.1

Senetek Files 12b-25 Extension for 2005 Form 10-K

NAPA, Calif., March 30 /PRNewswire-FirstCall/ — Senetek PLC (OTC Bulletin Board: SNTKY - News), http://www.senetekplc.com/ , today announced that it has filed a Form 12b-25 with the Securities and Exchange Commission in order to extend the due date of its 2005 Annual Report on Form 10-K for fifteen days, as permitted by Rule 12b-25 under the Securities Exchange Act. In its filing the Company advised that it was not possible without unreasonable effort and expense to file its Annual Report by March 31 because the press of material transactions, including the Company’s sale of its Reliaject technology and assets on March 20, the negotiation and signing of a new revolving credit facility on March 30, and entering into an agreement on the same date to retire its senior secured notes and outstanding warrants, had made it impossible for the Company’s small management team to complete the reviews necessary to ensure that the financial statements and disclosures contained in its 2005 Annual Report are accurate and complete. The Company announced that it will file its Annual Report on or before the expiration of the fifteen day extension period and will announce the schedule for its year- end investor conference call at that time.

Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skin care products primarily addressing photodamage and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to 14 leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals, The Body Shop and Revlon. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with a broad range of academic and government-based research enterprises, including The Institute of Experimental Botany of the Czech Academy of Sciences, and with the Department of Dermatology, University of California at Irvine, to identify and evaluate additional new biologically active compounds for this high growth field.

Visit Senetek PLC’s Web site at http://www.senetekplc.com .

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-Mail: Pknopick@eandecommunications.com